UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

November 24, 2009
(Date of earliest event reported)

GRIFFIN LAND & NURSERIES, INC.
(Exact name of registrant as specified in charter)

Delaware	06-0868496
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

Commission File Number	1-12879

One Rockefeller Plaza, New York, New York	10020
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number including Area Code	(212) 218-7910

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On November 24, 2009, Griffin Land & Nurseries, Inc. (“Griffin” or “Registrant”) entered into two separate purchase agreements to acquire: (i) an approximate 120,000 square foot industrial building in Breinigsville, Pennsylvania; and (ii) an approximate 51 acre parcel of undeveloped land in Lower Nazareth, Pennsylvania.  The contracted purchase price of these two acquisitions, before closing costs, is approximately $8.2 million.  Closing on each of these acquisitions is subject to several conditions, including the completion of due diligence on the properties to be acquired.  The closings are anticipated to take place in late December 2009 or January 2010.  There is no guarantee that these acquisitions will be completed under their current terms, or at all.

Attached as Exhibit 99.1 to this Current Report is the Registrant’s November 25, 2009 press release announcing the signing of the two purchase agreements.

Item 9.01.	Financial Statements and Exhibits.

Exhibit 99.1:  Registrant’s November 25, 2009 Press Release (attached hereto).

Forward-Looking Statements:

This Current Report on Form 8-K includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved, including whether and when the transactions to purchase the industrial building and undeveloped land in Pennsylvania currently under contract will close.  The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRIFFIN LAND & NURSERIES, INC.

	By:	/s/ Anthony J. Galici
Anthony J. Galici
Vice President, Chief Financial Officer
and Secretary
Dated: November 25, 2009